EXHIBIT 10.1

Overview — Executive & Managers Compensation Philosophy

The primary objective of Satcon’s compensation program is to attract, retain, and motivate the best possible executive and management talent in pursuit of our business strategy of being a leading global provider of utility scale distributed power solutions for the renewable energy market.  The focus is to tie short and long-term incentives to the achievement of measurable corporate and individual performance objectives.   Our management compensation structure not only aims to be competitive in our market sector, but also to be fair relative to compensation paid to other professionals within our organization. As we continually develop our compensation approach, we aim to implement an approach that rewards our managers when we achieve our target goals and objectives.  As our business evolves, we seek to foster a performance-oriented culture, where individual performance is aligned with organizational objectives.  Managers will be evaluated and rewarded based on their organizational contributions to the achievement of short and longer term objectives; their openness to challenging and improving current policies and structures; their willingness to foster a highly creative team-oriented environment; and their ability to take advantage of unique business opportunities and overcome difficult challenges within the emerging renewable energy and distributed power business sectors.

An important component of Satcon’s management total compensation program is an annual cash Incentive Plan that ties a significant portion of management’s overall compensation to the achievement of short term annual objectives.

 SATCON 2009 INCENTIVE PLAN

FOR MANAGEMENT

Section 1: Purpose

The Satcon 2009 Incentive Plan (the “Plan”) is designed to:

•                  Attract and retain highly qualified executives and other personnel by providing competitive annual incentive opportunities.

•                  Provide performance-leveraged incentives that motivate and reward superior managerial performance and the profitable growth of Satcon Technology Corporation (the “Company”).

•                  Support a performance oriented environment that differentiates individual rewards based on performance and results.

Section 2: Definition of Terms

a)                                      Board means the Board of Directors of the Company.

b)                                     Committee means the Compensation Committee of the Board.

c)                                      Participants shall be the persons eligible to participate in the Plan, consisting of the Corporation’s “Executive Officers” (as defined under Rule 3b-7 under the Securities Exchange Act of 1934, as amended) and other named participants, as determined by the Committee from time to time.  As of the effective date of the Plan, the Participants are (i) the President & Chief Executive Officer; (ii) the Chief Financial Officer; (iii) the Vice President of Engineering & Chief Technology Officer; (iv) the Vice President, Administration & Secretary; (v) the Vice President of Sales & Marketing; (vi) the Vice President Operations, (vii) those individuals who directly report to the Executive Officers at the Director Level, (viii) those individuals who manager a group or function (Manager Level) who report to the Executive Officer or Director, and (ix) Satcon Fellows.

Section 3: Plan Administration

The Committee shall have sole and complete discretion to administer and interpret the Plan with respect to the Participants.  The decisions of the Committee concerning administration and interpretation of the Plan shall be final and binding. The Plan shall continue in its current form until and unless action is taken by the Board to modify or terminate the Plan.

Section 4: Plan Year

The Plan performance year shall be the Company’s fiscal year (January 1 — December 31, 2009). After the end of the fiscal year, cash incentive payments earned under the Plan shall be determined and approved by the Committee in accordance with the provisions of the Plan.

Section 5: Performance Targets and Measurement

The Plan, which has been approved by the Committee and the Board, outlines general performance goals and business criteria upon which each Participant’s performance will be evaluated.  Specific performance goals and business criteria will be subsequently approved by the Committee.  Performance will be measured against these specific performance goals and business criteria, which will be established for each functional area of the organization.  Generally, (i) for the President & CEO, performance will be evaluated based on overall corporate objectives and (ii) for all other Participants, performance will be evaluated based on relevant operations, sales & marketing, engineering, finance and administration objectives.

General 2009 objectives are summarized as follows:

President & CEO — Corporate:  Overall corporate objectives will include objectives related to the Company’s focus and market position, growth, product/service quality, profitability, financial condition, business practices, and establishment of prudent governance practices.

Operations:  Operations objectives will include objectives related to business operating models, manufacturing and plant capacity, customer performance and long-term strategies.

Sales & Marketing:  Sales & marketing objectives will include objectives related to direct sales team organization, sales methodology, forecast methodology and customer relationship management systems, global business development and channels organization, branding initiatives and field services organization.

Engineering:  Engineering objectives will include objectives related to product quality, design processes and new products.

Finance:  Finance objectives will include objectives related to management information, information systems, planning processes, financial operating models and control environment.

Administration:  Administration objectives will include objectives related to compensation strategy, performance management systems, annual cash incentive programs, rewards programs, training, staffing, internet access, domain upgrades and help desk administration.

Section 6:  2009 Potential Incentive Award Opportunity

•                  President & CEO:

•                  Up to 60% of Base Salary upon attainment of 100% of Corporate target objectives

•                  Other Executive Officers:

•                  Up to 30% of Base Salary in total - half of which is based upon attainment of 100% of personal target objectives and half of which is based upon attainment of 100% of Corporate target objectives.

•                  If the company achieves target financial objectives, the board has the discretion to grant additional cash bonuses to compensate for no base salary adjustment at the beginning of 2009 (Chief Technology Officer: up to 10%, VP Administration: up to 6.7%).

•                  Other (Director Level and Manager Level) Participants:

•                  Up to 20% of Base Salary in total for Director Level participants (including Satcon Fellows) - half of which is based upon attainment of 100% of personal target objectives and half of which is based upon attainment of 100% of Corporate target objectives

•                  If the company achieves target financial objectives, the board has the discretion to grant additional cash bonuses to compensate for no base salary adjustment at the beginning of 2009.

•                  Up to 10% of Base Salary in total for Manager Level participants - half of which is based upon attainment of 100% of personal target objectives and half of which is based upon attainment of 100% of Corporate target objectives

Section 7: Earning an Award

The President & CEO annually reviews other Participant’s performance with the Committee and makes recommendations to the Committee with respect to the appropriate payments to be made under the Plan.  Based in part on the CEO’s recommendations and other considerations, the Committee approves the incentive payments (other than the CEO).  The Compensation Committee independently evaluates the performance of the CEO and determines and approves the incentive payment earned for the given performance period.

Section 8: Final Approval

After determining and approving incentive payments under the Plan, as discussed in Section 7 above, the Committee will then recommend to the Board payments to be made under the Plan. The Board must approve payments made under the Plan.  Final determination of any and all employee compensation will be based on the sole discretion of the Compensation Committee with Board of Director approval. Any payments under the Plan shall be paid by March 15, 2010.

Section 9: Other Provisions

(a)                                  Earning a Payment Under the Plan.  Payments under the Plan shall not be earned until they are approved by the Board in accordance with Section 8 above. In addition, payments under the Plan shall not be earned if, on the final date of the fiscal year, the Participant is not in compliance with either his or her employment agreement (if any) or the non-disclosure agreement.  A Participant is entitled to payment under the Plan, if earned (which requires approval of the Board), if the Participant is employed on the last day of the fiscal year, subject to the prior sentence and Sections 9(e) and 9(f) below.

(b)                                 Plan Amendment.  The Board may, at any time and from time to time, amend, alter, suspend, discontinue or terminate the Plan, as it deems necessary or appropriate to achieve the purposes of the Plan or for other business reasons.

(c)                                  No Right to Employment.  The existence of this Plan shall not be construed as giving a Participant the right to continued employment or any future right to participate in the Plan.

(d)                                 Other Corporate Benefit and Compensation Programs.  Participation in this Plan shall not be deemed as part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit or severance program (or severance pay law of any country) unless otherwise specified in the particular benefit plan or benefit plan documents.

(e)                                  Retirement, Disability or Death.  In the event a Participant would otherwise earn an incentive award pursuant to this Plan, but the Participant does not qualify because of the Participant’s death, disability or retirement, then the Participant shall be deemed to have “earned” his or her award, subject to the approval by the Board.  The term “disability” shall have the meaning ascribed to such term in the employment agreement between the Participant and the Company (or, in the event that the Participant does not have any employment agreement with the Company, shall mean “the inability to perform services for the Company for an aggregate of 90 days during any 365-day period”). The Committee shall interpret the term “retirement”.

(f)                                    Employment for a Portion of a Plan Year.  The CEO may recommend and the Committee, at its sole discretion, may permit a Participant to participate in the Plan during a fiscal year in which the Participant was not employed by the Company for the full fiscal year. Such participation may be on a pro rata basis or on such other basis as the Committee determines.

(g)                                 Unfunded Plan.  The Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund(s). Likewise, the Plan shall not establish any fiduciary relationship between the Company and any other Participant or other person. To the extent that any person holds any rights by virtue being a Participant under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

(h)                                 Successors and Assignees.  The Plan shall be binding on all successors and assignees of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

(i)                                     Governing Law.  The validity, construction and effect to the Plan and any actions taken under the Plan shall be determined in accordance with applicable laws of the State of Delaware.